Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy Announces Record 2004 Net Income and 2004 Annual Results

HOUSTON - (PR Newswire) – March 7, 2005 – VAALCO Energy, Inc. (AMEX “EGY”), (the “Company”) announced that for the fourth quarter of 2004 earnings were $4.6 million or $0.14 per basic and $0.08 per diluted share. Fourth quarter 2004 earnings were impacted by a one-time $2.0 million charge associated with the sale of all of the Company’s Philippines assets and the closing the Company’s offices there. In the fourth quarter of 2003, net income was $4.0 million or $0.19 per basic share and $0.08 per diluted share. For the full year 2004 earnings attributable to common shareholders were a record $23.0 million or $0.86 per basic share and $0.39 per diluted share. This compares to net income of $8.9 million or $0.42 per basic share and $0.16 per diluted share for the year ended December 31, 2003.

Fourth quarter 2004 revenues were $18.5 million compared to $10.8 million in fourth quarter 2003. The average price received for crude oil from the Etame field during the fourth quarter 2004 was $43.80 per barrel compared to $29.02 in the fourth quarter of 2003. The Company sold 420,000 net barrels from the Etame field offshore Gabon during the fourth quarter and had inventory on board the FPSO (Floating Production Storage and Offloading facility) of 115,000 net barrels at December 31, 2004. The Etame field continues to produce at a rate of approximately 19,000 barrels of oil per day.

For the year ended December 31, 2004, revenues were $56.5 million compared to $35.5 million for the year ended December 31, 2003. Average oil price received for the full year 2004 was $38.36 compared to $28.54 in 2003. The Company sold 1.5 million barrels during 2004 compared to 1.3 million barrels in 2003. Through December 31, 2004 the Company has sold 2.8 million net barrels from the Etame field at an average price per barrel of $32.80 per barrel.

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or for future investments was $7.0 million for the three months ended December 31, 2004. For the year ended December 31, 2004, discretionary cash flow was $30.9 million.

In addition to the financial results, the Company announced that its independent reserve engineers estimated total net proved reserves as of December 31, 2004 for the Company of 8.7 million barrels. Reserves at year end 2003 stood at 9.0 million barrels of which 0.4 million barrels were associated with the assets sold in the Philippines. Proved developed reserves declined from 6.1 million barrels (net of the Philippines), to 4.7 million barrels reflecting 2004 production. The Company added 1.4 million barrels of proved undeveloped reserves associated with the South Tchibala/Avouma discoveries, where the Company recently received Gabon government approval to pronounce the discoveries commercial. Due to the decision to shoot additional seismic over the Ebouri discovery to better delineate the size of the discovery, the Company did not apply for the necessary governmental approval to develop the Ebouri discovery. Therefore, the Company did not book any proved reserves attributable to the Ebouri discovery at year end 2004. The Company expects to complete its review of the Ebouri seismic in 2005, and expects to book proved reserves attributable to the discovery at year end 2005.

Robert L. Gerry, III, Chairman and CEO stated “We are extremely pleased with our financial results for 2004, having achieved a 257% increase in net income compared to 2003. With the declaration of commerciality for the South Tchibala/Avouma prospect, we are proceeding with implementing a development plan. The development plan has been approved by our partners and we look forward to placing the field on production during the first half of 2006. In addition, we expect to commence drilling the ET-6H infield well at Etame in June which we expect will add an additional 5,000 to 7,000 barrels (gross) of production in July. Immediately following the development well, we intend to drill an exploration prospect.”

Abbreviated financial results:

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited - in thousands of dollars)	2004	2003	2004	2003
Revenues	18,482	10,760	56,502	35,481
Operating costs and expenses	5,299	4,530	16,235	18,857

Operating Income (Loss)	13,183	6,230	40,268	16,624

Other Income (Expense)	(76)	(142)	(199)	(2,550)
Income tax expense	(5,718)	(1,717)	(11,972)	(5,514)
Minority Interest in earnings of subsidiaries	(852)	(518)	(3,069)	(1,306)
Income (loss) on discontinued operations	(1,950)	186	(2,091)	(35)
Cumulative effect of accounting change	—	—	—	1,717

Net Income (Loss) attributable to common shareholders	4,587	4,039	22,938	8,936

Basic Income (Loss) per Common Share	$0.14	$0.19	$0.86	$0.42

Diluted Income (Loss) per Common Share	$0.08	$0.08	$0.39	$0.16

Discretionary Cash Flow

Unaudited - (thousands of dollars)	Three Months Ended December 31, 2004	Year Ended December 31, 2004
Net Income	4,587	22,938
Depletion, depreciation and amortization	1,483	4,749
Other non-cash charges:
Minority interest	852	3,069
Amortization of capitalized debt issuance costs	41	165

Discretionary cash flow	6,963	30,921

Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities. Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP). The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)	Three Months Ended December 31, 2004	Year Ended December 31, 2004
Discretionary Cash Flow	6,963	30,921
Working Capital Changes, net of non-cash	1,677	(10,451)
Loss on sale of assets	—	191
Income tax expense	1,859	1,859
Exploration expense	38	267

Net cash provided by operating activities	10,537	22,787

Basic and Diluted shares for 2004 are calculated as follows.

Item	Three Months Ended December 31, 2004	Year Ended December 31, 2004
Basic weighted average Common Stock issued and outstanding	32,262,982	26,604,299
Preferred Stock convertible to Common Stock	18,334,250	22,942,168
Dilutive Warrants	5,400,490	5,831,837
Dilutive Options	3,021,078	2,779,075

Total Diluted Shares	59,018,800	58,157,379

Total common shares outstanding as of December 31, 2004 were 32,994,250. Basic shares and diluted shares totaled approximately 20,778,000 and 53,992,000 shares for the year ended December 31, 2003.

Reserves Tabulation

	As of December 31,
	2004	2003
Crude Oil
Proved Developed Reserves (MBbls)	4,738	6,492
Proved Undeveloped Reserves (MBbls)	3,996	2,519

Total Proved Reserves (MBbls)	8,734	9,011

Natural Gas
Proved Developed Reserves (MMcf)	54	140
Proved Undeveloped Reserves (MMcf)	—	—

Total Proved Reserves (MMcf)	54	140

Standardized measure of discounted future net cash flows at 10% (in thousands)	$123,321	$101,610

Summary of changes in reserves from 2003 to 2004

BALANCE AT DECEMBER 31, 2003	9,011	140
Production	(1,469)	(22)
Revisions	96	(64)
Additions	1,447	—
Sale of reserves in place	(351)	—

BALANCE AT DECEMBER 31, 2004	8,734	54

	Oil (MBbls)	Gas (MMcf)
PROVED DEVELOPED RESERVES
Balance at December 31, 2003	6,492	140
Balance at December 31, 2004	4,738	54

Exploration and Development Plans

VAALCO plans to drill the ET-6H development well in the Etame field during the second or third quarter of 2005. This well will be drilled at the high point of the structure and is anticipated to have between 5,000 and 7,000 barrels per day of initial gross production (between 1,200 and 1,670 barrels oil per day net to VAALCO after royalties). VAALCO expects drilling and completion costs will be approximately $15 million ($4.6 million net to VAALCO) and that it will fund these costs from cash flows from operations. The Company expects to commence production from the ET-6H well in the third quarter of 2005.

During 2005 and 2006, VAALCO expects to drill two additional development wells and construct a platform and related facilities on the Avouma discovery. Total costs are projected to be $65 million ($19.7 million net to VAALCO) which the Company plans to fund from available cash and cash flows. VAALCO expects to begin production from Avouma in the second half of 2006.

During 2006, the Company also plans to drill to a development well and construct a platform and production facilities on the Ebouri discovery. VAALCO expects total costs to be approximately $48 million ($14.6 million net to VAALCO), which VAALCO expects to fund from available cash and cash flows. The Company expects to commence production from Ebouri in early 2007.

The Company also expects to conduct additional seismic work and to modify the gas lifting facilities at its Etame field. Total costs are estimated to be $5.0 million ($1.5 million net to VAALCO), which the Company expects to fund from available cash and cash flows. The Company has also budgeted $8.0 million ($2.4 million net to VAALCO) to drill an exploration well on its Gabon acreage south of the Avouma discovery. Costs of this well are anticipated to be funded from available cash and cash flows.

Guidance

The Company expects daily production to average 18,000 to 19,000 barrels per day (4,300 to 4,500 barrels per day net to VAALCO after royalties) during the first half of 2005. When the ET-6H well begins production during the second half of 2005, VAALCO expects average daily production to increase to approximately 23,000 to 25,000 barrels per day.

Investor Presentation

VAALCO has updated its investor presentation. Please see VAALCO’s website, www.vaalco.com to review this presentation.

VAALCO Energy, Inc. will hold an investor conference call Friday, March 18, 2005 at 10:00 a.m. (Central time). Interested parties may participate by dialing 1 (888) 545-0687. Please be prepared to provide the following information to gain access to the conference call:

Confirmation Number:	11148780
Host Name:	Russell Scheirman
Company:	VAALCO Energy, Inc.

Conference call replay will be available beginning 1 hour after the conference is over and run through April 17, 2005 by dialing 1-877-213-9653 and entering the pass code 11148780#.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities, the costs and results of those activities and quantities of estimated net proved reserves. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, availability of goods, services and capital, environmental risks, drilling risks, volatility of commodity prices, operational risks, foreign governmental risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:

W. Russell Scheirman

713-623-0801